EXHIBIT 2


                         RESTATED STOCKHOLDERS AGREEMENT


         RESTATED STOCKHOLDERS AGREEMENT, effective as of November 13, 1998 (this "Agreement"), between Bay Harbour Management L.C. for its managed accounts ("Bay Harbour") and Whippoorwill Associates, Inc. as agent and/or general partner for its discretionary accounts ("Whippoorwill" and, together with Bay Harbour, the "Stockholders").

                              W I T N E S S E T H :

         WHEREAS, Barneys New York, Inc., a to-be-formed Delaware corporation ("Barneys"), will be, upon effectiveness of the Plan referred to below, authorized to issue shares of common stock, $.01 par value (the "Common Stock"), in accordance with the Second Amended Joint Plan of Reorganization for Barney's, Inc. dated as of November 13, 1998 and filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), on November 13, 1998 (the "Plan;" except as otherwise provided herein, terms defined in the Plan are used herein as so defined); and

         WHEREAS, each of Bay Harbour and Whippoorwill presently own or hold beneficial interests in General Unsecured Claims against the Debtors ("Claims"); and

         WHEREAS, pursuant to the Plan, it is contemplated that each of Bay Harbour and Whippoorwill will be issued shares of Common Stock in exchange for their Claims; and

         WHEREAS, Bay Harbour and Whippoorwill wish to provide for certain arrangements with respect to the shares of Common Stock to be acquired in the future by either of them;

         NOW, THEREFORE, in consideration of the agreements, premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Effectiveness; Disposition of Shares.
            ------------------------------------

         (a) Effectiveness. Except as set forth in the immediately following sentence, this Agreement shall not become effective until the Effective Date. Notwithstanding the immediately preceding sentence, each Stockholder agrees that, during the period commencing on the date hereof and ending on the first to occur of (i) the Effective Date, (ii) January 29, 1999 (or such later date to which the condition precedent set forth in Section 32.2(l) of the Plan is extended), or (iii) the withdrawal by them of the Plan, it will not, either directly or indirectly, acquire or sell or otherwise transfer any Claims without the prior written consent of the other Stockholder, except for sales or other


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

transfers of any Claims in connection with the liquidation, partial liquidation, winding up or termination of any account for which a Stockholder is agent, general partner or investment advisor in accordance with the terms of such account or pursuant to a direction by the holder or holders of such account.

         (b) Restriction on Transfer of Shares. Each Stockholder agrees that, except in a transaction (or transactions) permitted by the first sentence of
Section 1(c) below, (i) for a period beginning on the Effective Date and ending on the first anniversary of the Effective Date, such Stockholder shall not, without the written consent of each other Stockholder, either directly or indirectly, transfer, sell, assign, mortgage, hypothecate, pledge, create a security interest in or lien upon, encumber, donate, contribute, place in trust (including a voting trust), or otherwise voluntarily or involuntarily dispose of (each, a "Transfer") any shares of Common Stock held by such Stockholder, and
(ii) after such one year period, except in a transaction (or transactions) contemplated by Sections 2, 3 or 9 below, such Stockholder shall not during the term of this Agreement either directly or indirectly, Transfer any shares of Common Stock held by such Stockholder. In addition, each Stockholder agrees to promptly notify each other Stockholder upon commencement by it of discussions with an underwriter regarding the Transfer by such Stockholder of the shares of Common Stock held by it.

           (i) Permitted Dispositions. Each Stockholder shall, without regard to the provisions of Sections 2, 3 and 9 hereof, be entitled to, upon not less than 5 Business Days' written notice to each other Stockholder, (i) directly or indirectly Transfer all or any portion of its shares of Common Stock to any Affiliate of such Stockholder or to any other Stockholder, (ii) in connection with the liquidation, partial liquidation, winding up or termination of any account for which it is agent, general partner or investment advisor in accordance with the terms of such account or pursuant to a direction by the holder or holders of such account, either (A) directly or indirectly Transfer all the shares of Common Stock allocable to such account to the beneficiaries thereof or, (B) subject to the provisions of Section 2 below, sell any or all the shares of Common Stock allocable to such account to a third party, and (iii) in connection with a request for redemption or partial redemption by any account (or the holder or holders of such account) for which it is agent, general partner or investment advisor, either (A) directly or indirectly Transfer that portion of the shares of Common Stock allocable to such account to the beneficiaries thereof or, (B) subject to the provisions of Section 2 below, sell any or all the shares of Common Stock allocable to such account to a third party, in each case, to the extent necessary to satisfy such request; provided, however, that any redemption made pursuant to clause (iii) may only be made to the extent such Stockholder is unable to satisfy such request for redemption by Transferring securities other than shares of Common Stock, using commercially reasonable efforts consistent with such Stockholder's investment diversification policies consistently applied in good faith. In addition, each Stockholder shall be entitled to (A) without regard to the provisions of Sections 2 or 3 hereof (but subject to the provisions of Section 9 hereof), sell or offer to sell all or any portion of its shares of Common Stock pursuant to a public offering (a "Public Offering") registered under the Securities Act of 1933, as amended (the "Securities Act"), and (B) without regard to the provisions of Sections 3 or 9 hereof, publicly sell or offer to sell all or any portion of its shares of Common Stock pursuant to Rule 144 of the Securities Act (other than paragraph
(h) thereof) provided that Barneys is a reporting company pursuant to the Securities Exchange Act of 1934, as amended.

         (c) Condition Precedent to Certain Permitted Dispositions. In the event of any disposition pursuant to Section 1(c)(i) hereof, the transferee (and all subsequent transferees permitted pursuant to Section 1(c)(i)) shall be bound and obligated by, and shall be entitled to the rights and benefits afforded to the Stockholders under the terms and provisions of, this Agreement. As a condition precedent to any disposition by any Stockholder of shares of Common Stock permitted pursuant to Section 1(c)(i) above, each purchaser, transferee or donee (other than an Stockholder who is already a party hereto) shall agree in writing to be bound by all of the provisions and conditions of this Agreement applicable to the transferor and shall become a Stockholder hereunder, and no such purchaser, transferee or donee shall be permitted to effect any transfer, sale or exchange of shares of Common Stock which the Stockholders are not permitted to make under this Agreement.

         2. Right of First Offer Regarding Common Shares.
            --------------------------------------------

         (a) Sale by Stockholders. If, at any time, a Stockholder (a "Seller") proposes to Transfer to a third party (other than pursuant to an underwritten Public Offering on a firm commitment basis (a "Firm Commitment Public Offering"), which is governed by Section 9 below) any Common Stock in one or more transactions, the Seller shall provide written notice of the proposed Transfer to each other Stockholder other than an Affiliate of the Seller (each, an "Offeree"). Following receipt of such notice, each Offeree shall have an exclusive 5 Business Day period during which to make an offer to acquire such Offeree's pro rata portion (based on the number of shares owned by such Offerees) of the Common Stock proposed to be Transferred or in such other proportions as they may agree. If either (i) the Offerees do not make offers for, collectively, all the Common Stock proposed to be Transferred, or (ii) the price offered by the third party purchaser is at least 10% greater than the offers made by the Offerees for, collectively, all the Common Stock proposed to be Transferred, then the Seller may thereafter Transfer the Common Stock proposed to be Transferred. If the price offered by the third party purchaser is greater (but less than 10% greater) than the offers made by the Offerees for, collectively, all the Common Stock proposed to be Transferred, then, following receipt of a second notice provided pursuant to this Section 2(a) (which notice shall include the identity (if known) of, and the price offered by, the third party purchaser), each Offeree shall have an additional exclusive 3 Business Day period during which to make an offer to acquire such Offeree's pro rata portion (based on the number of shares of Common Stock owned by each Offeree) of the Common Stock proposed to be Transferred or in such other proportions as they may agree at such third party price. If the price offered by the third party purchaser is equal to or less than the offers made by the Offerees for, collectively, all the Common Stock proposed to be Transferred, then the Seller shall sell such shares to the Offerees. If the Seller does not effectuate such Transfer within 90 days in the case of a Transfer pursuant to a Public Offering or within 45 days in the case of a Transfer other than pursuant to a Public

Offering, in each case after the expiration of the 5 Business Day period, or the 3 Business Day period, as the case may be, referred to above, the Seller must again comply with this Section 2(a) prior to effectuating any such Transfer.

         (b) Closing. (i) If after giving effect to the provisions of this
Section 2, the Offerees shall have agreed to purchase all (and not less than all) of the Seller's Common Stock proposed to be Transferred, each Offeree shall give written notice containing its offer within such 5 Business Day period, or such 3 Business Day period, as the case may be (the "Purchase Notice") to the Seller and the consummation of such purchases shall take place pursuant to this
Section 2(b), unless the Seller elects not to consummate such transaction by written notice to the Offerees. Such election by Seller not to consummate may be made at any time prior to a sale.

           (ii) Unless otherwise agreed to by the parties, the consummation of any disposition of the Seller's Common Stock (the "Closing") to each Offeree pursuant to this Section 2 shall take place at Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 within 3 Business Days after the date of the Purchase Notice. At the Closing, each Offeree shall deliver a certified or bank cashier's check or payment by wire transfer of federal funds in the appropriate amount to the Seller against the simultaneous delivery of certificates representing the Common Stock being purchased, duly endorsed and in proper form for transfer, free and clear of all liens, claims and encumbrances, except as provided by this Agreement.

           (iii) The obligation of the parties hereto to consummate the closing of any of the sales of Common Stock shall be subject to (A) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (B) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the consummation of any such transaction then being in effect.

           (iv) Notwithstanding anything to the contrary contained herein, if
(A) any waiting period under the HSR Act applicable to the consummation of any such transaction pursuant to this Section 2 shall not have expired or been terminated, or (B) any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the consummation of any such transaction shall be in effect, in any case, as of the date specified in this Section 2 for the consummation of such transaction, such date shall be deemed to be 3 Business Days following the latest to occur of (x) the expiration or termination of the waiting period, (y) the expiration or termination of such order or injunction, and (z) the receipt of such material approvals; provided, however, that the closing for such transaction shall not be delayed more than 60 days after the date specified in this Section 2.

         3. Tag-Along Right.
            ---------------

         (a) In addition to the requirements of Section 2 hereof (and subject to the second sentence of Section 1(c)), no Stockholder shall Transfer any Common Stock, in a single transaction or related series of transactions, to any third party unless the terms and conditions of such sale, transfer or other disposition (the "Third Party Disposition") to such third party shall contain an offer to each other Stockholder (each, an "Included Stockholder"), to include in such Third Party Disposition such number of shares of Common Stock as is determined in accordance with Section 3(b) below. At least 5 Business Days prior to effecting any Third Party Disposition, such Stockholder (the "Selling Stockholder") shall promptly cause the terms and conditions of the Third Party Disposition to be reduced to a reasonably detailed writing (which writing shall identify the third party purchaser and shall include the offer to each Included Stockholder to purchase or otherwise acquire its shares of Common Stock, according to the terms and subject to the conditions of this Section 3), and shall deliver, or cause the third party to deliver, written notice (the "Notice") of the terms of such Third Party Disposition to each Included Stockholder. The Notice shall be accompanied by a true and correct copy of the agreement, if any, embodying the terms and conditions of the proposed Third Party Disposition or such written summary thereof if there is no agreement. At any time after receipt of the Notice (but in no event later than 5 Business Days after receipt), each Included Stockholder may accept the offer included in the Notice for up to such number of its shares of Common Stock, as determined in accordance with the provisions of Section 3(b) below, by furnishing irrevocable written notice of such acceptance to the Selling Stockholder and to the third party. It is understood, however, that the Included Stockholder shall not be required to sell its shares if the Third Party Disposition is not consummated by the Selling Stockholder.

         (b) In the event that an Included Stockholder elects to accept the offer included in the Notice described in Section 3(a) above, such Included Stockholder shall have the right to sell, transfer or otherwise dispose of such number of its shares of Common Stock pursuant to, and upon consummation of, the Third Party Disposition which is equal to the product of (X) the total number of shares of Common Stock owned by such Included Stockholder and (Y) a fraction, the numerator of which shall equal the total number of shares of Common Stock to be sold to the third party, and the denominator of which shall equal the total number of shares of Common Stock owned by all the Stockholders. If the third party purchaser is not willing to purchase such additional shares, the number of shares to be sold by the Selling Stockholder and each Included Stockholder shall be proportionately reduced.

         (c) The purchase of shares of Common Stock pursuant to this Section 3 shall be made on the same terms (including, without limitation, the per share consideration and method of payment, and the date of sale, transfer or other disposition), and subject to the same conditions, if any, as are provided to the Selling Stockholder and stated in the Notice.

         (d) Upon the consummation of the disposition of shares of Common Stock to the third party pursuant to the Third Party Disposition, the Selling Stockholder shall (i) cause the third party to remit directly to each Included Stockholder the sales price of its shares of Common Stock disposed of pursuant thereto, and (ii) furnish such other evidence of the completion and time of completion of such disposition and the terms thereof as may reasonably be requested by such Included Stockholder.

         (e) If an Included Stockholder has not delivered to the Selling Stockholder and to the third party written notice of its acceptance of the offer contained in the Notice within 5 Business Days after the receipt of such Notice, it shall be deemed to have waived any and all rights pursuant to this Section 3 with respect to the disposition of its shares of Common Stock described in the Notice, and the Selling Stockholder shall have 30 days (calculated from the first day next succeeding the expiration of the 5 Business Day acceptance period described above), in which to complete the disposition of the aggregate amount of shares of Common Stock described in the Notice to the third party identified in the Notice, on terms not more favorable to the Selling Stockholder than those which were set forth in the Notice. If the Included Stockholder has delivered irrevocable written notice of acceptance as described in the preceding sentence and, if after 30 days following receipt of the Notice, the Selling Stockholder and the third party shall not have completed the disposition of shares of Common Stock to be sold in connection therewith in accordance with the terms of the Third Party Disposition, all the restrictions on the disposition of shares of Common Stock contained in this Section 3 shall again be in force and effect and the Included Stockholder shall no longer be required to effectuate such sale.

         4. Acquisition of Additional Shares. In the event that any Stockholder proposes to acquire additional shares of Common Stock (a "Tag-Along Purchase") in a single transaction or in a related series of transactions (other than pursuant to options granted pursuant to the Plan), such Stockholder (the "Purchasing Party") shall notify each other Stockholder (each, a "Tag-Along Purchaser"), describing in such notification the material terms of such proposed purchase. Each Tag-Along Purchaser shall have the option, exercisable by written notice to the Purchasing Party, within 5 Business Days after the Purchasing Party notifies each Tag-Along Purchaser of its intention to effect such purchase, to require the Purchasing Party to provide as part of its proposed purchase that each Tag-Along Purchaser be given the right to participate, pro rata in proportion to the respective number of shares of Common Stock owned by each Stockholder, in such transaction or series of transactions on the same terms and conditions as the Purchasing Party. If such option is exercised by any Tag-Along Purchaser, the Purchasing Party shall not proceed with such purchase unless the Tag-Along Purchaser is given the right so to participate. Notwithstanding anything contained herein to the contrary, a Purchasing Party may satisfy its obligations to each Tag-Along Purchaser pursuant to this Section 4 by purchasing all the shares of Common Stock which are the subject of a Tag-Along Purchase and offering each Tag-Along Purchaser the option to purchase from it its pro rata portion (in proportion to the respective number of shares of Common Stock owned by each Stockholder) of such shares of Common Stock on the same terms and conditions as the Purchasing Party.

         5. Board of Directors.
            ------------------

         (a) The Stockholders hereby agree that at all times after the Effective Date the Board of Directors of Barneys (the "Board") shall consist of 11 directors. Promptly after the Effective Date, the Stockholders shall take all actions necessary to elect, or to cause the Board to approve and appoint, the designees described below to be the members of the Board:

           (i) three directors designated by Bay Harbour;

           (ii) three directors designated by Whippoorwill;

           (iii) one director designated by Isetan of America, Inc. ("Isetan"), for so long as that letter agreement, to be entered into in connection with the Plan and which shall be substantially in the form of Annex II hereto, from Bay Harbour, Whippoorwill and Barneys and addressed to Isetan, shall be in effect;

           (iv) one director who shall be the chief executive officer of Barneys; and

           (v) three independent directors to be mutually selected by Bay Harbour and Whippoorwill.

         (b) In the event that a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of any member of the Board, or for any other reason there shall exist or occur any vacancy on the Board, each Stockholder hereby agrees to cause the directors designated by them to vote for the individual designated to fill such vacancy and serve as a director by the Stockholders that had designated (pursuant to Section 5(a) hereof) the director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Board (in the manner set forth in Section 5(a) hereof).

         (c) Each Stockholder hereby agrees to take all actions necessary to call, or cause Barneys and the appropriate officers and directors of Barneys to call, an annual meeting (and when circumstances so require, a special meeting) of Stockholders of Barneys and to vote all shares of voting securities owned or held of record by such Stockholder at any such meeting and at any other annual or special meeting of stockholders in favor of, or take all actions by written consent in lieu of any such meeting as may be necessary to cause, the election as members of the Board of those individuals so designated in accordance with, and to otherwise effect the intent of, this Section 5.

         6. Limitations On Certain Actions. No Stockholder shall vote the shares of Common Stock held by it in favor of Barneys taking any of the following actions without the consent of each other Stockholder:

         (a) amending, altering or changing Barneys' Certificate of Incorporation or By-Laws; or

         (b) consummating (i) the sale of all or substantially all of the business, assets or capital stock (whether by sale, merger, exchange, consolidation or similar transaction) of Barneys or Barneys and its subsidiaries on a consolidated basis, (ii) a merger in which the outstanding voting stock of Barneys is exchanged for cash, other securities or any other property, or (iii) a merger in which Barneys' stockholders immediately prior thereto own less than a majority of the outstanding voting stock of the survivor (each, a "Disposition"); provided, however, that the foregoing shall not apply to a proposed Disposition for an aggregate purchase price equal to or greater than the amount set forth on Schedule A hereto, in which case if one Stockholder wants to proceed with such Disposition, upon written notice from such Stockholder accompanied by a copy of the proposed agreement for such Disposition or a written summary of the proposed terms thereof, all Stockholders will vote for it and will use their commercially reasonable efforts to cause the directors designated by them (subject to the fiduciary duties of each such director) to vote in favor of such proposed Disposition.

         7. Chief Executive Officer. The Stockholders hereby agree to use their commercially reasonable efforts to cause the Board (subject to the fiduciary duties of each member thereof) to neither approve nor appoint a person to the office of Chief Executive Officer of Barneys unless all Stockholders approve of such appointment.

         8. Stockholders' Representations and Warranties. Each Stockholder represents and warrants to each of the other Stockholders that:

         (a) There are no agreements to which such Stockholder is a party with respect to the voting, ownership or transfer of the capital stock of Barneys owned by such Stockholder or with respect to any other aspect of Barneys affairs, other than this Agreement or as referred to in the Plan.

         (b) It is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         (c) The execution, delivery and performance of this Agreement have been duly authorized by it, and no other proceeding is necessary for the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms.

         (d) Neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will conflict with or violate (i) any provision of its organizational documents or (ii) any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to it or by which its properties or assets may be bound or affected.

         Bay Harbor represents to Whippoorwill that it owns, holds beneficial interests in, or is under contract to acquire an aggregate of $73,603,827.42 in Claims, and Whippoorwill represents to Bay Harbour that it owns, holds beneficial interests in or is under contract to acquire an aggregate of $71,330,056.38 in Claims.

         9. Right of First Refusal.
            ----------------------

         (a) (i) Simultaneously with the making by a Stockholder of a request for required or incidental registration pursuant to a Firm Commitment Public Offering of shares of Common Stock pursuant to Sections 2 or 3 of the Registration Rights Agreement, to be entered into in connection with the Plan and which shall be substantially in the form of Annex III hereto, by and among Barneys and the holders listed on the signature pages thereof (the "Registration Rights Agreement"), such Stockholder (a "Demanding Stockholder") shall provide written notice of such request to each other Stockholder (each, a "Demand Offeree"), which notice may be accompanied by a letter from the underwriter (which shall be a nationally recognized underwriter) of the offering (the "Underwriter") setting forth, in such underwriter's good faith judgment, the expected midpoint (the "Midpoint") of the range of the gross offering price of the shares of Common Stock being registered. Following receipt of such notice, each Demand Offeree shall have, for a period of 5 Business Days, a right of first refusal to purchase the shares of Common Stock sought to be registered by the Demanding Stockholder at a price equal to the Midpoint.

           (ii) If the Underwriter does not provide the letter described in paragraph (i) above, the Demanding Stockholder shall (A) nevertheless provide the notice described in clause (i) above and (B) deliver to each Demand Offeree a copy of an initial preliminary prospectus relating to the offering (the "Prospectus") simultaneously with the filing thereof with the Securities and Exchange Commission (the "SEC") or, alternatively, a letter from the Underwriter as set forth in paragraph (b) (ii) below within the time period set forth therein. Following receipt of the Prospectus and/or letter, each Demand Offeree shall have, for a period of 5 Business Days, a right of first refusal to purchase the shares of Common Stock sought to be registered by the Demanding Stockholder at a price equal to the Midpoint, or, if the Prospectus or letter states that the shares of Common Stock to be offered thereby will be offered at the "market price" thereof, then each Demand Offeree shall have the right to purchase its pro rata portion of such shares of Common Stock at the average of the closing sales prices of a share of such Common Stock for the 20 trading days next preceding the date of measurement. Upon the expiration of the 5 Business Day period referred to in the immediately preceding sentence, the Demand Offerees shall have no further rights under this Section 9.

         (b) If the Underwriter's letter is delivered pursuant to paragraph
(a)(i) above, but the Demand Offeree does not exercise the rights provided in paragraph (a)(i) above, the Demanding Stockholder shall deliver to each Demand Offeree either (i) a copy of the Prospectus simultaneously with the filing thereof with the SEC, or (ii) not more than 10 Business Days prior to the date of the anticipated filing of the Prospectus with the SEC, a letter from the Underwriter either setting forth, in its good faith judgment, the Midpoint, or stating that the shares of Common Stock to be offered thereby will be offered at the market price. If the Midpoint or the market price, as the case may be, is lower than the Midpoint or market price set forth in the letter referred to in paragraph (a)(i) above by 5% or more, each Demand Offeree shall have, for a period of 3 Business Days, an additional right of first refusal to purchase the shares of Common Stock sought to be registered by the Demanding Stockholder. Upon the expiration of the 3 Business Day period referred to in the immediately preceding sentence, the Demand Offerees shall have no further rights under this
Section 9.

         (c) Closing. (i) If after giving effect to the provisions of this
Section 9, the Demand Offerees shall have agreed to purchase all (and not less than all) of the Demanding Stockholder's Common Stock proposed to be registered, each Demand Offeree shall give written notice containing its offer within such 5 Business Day period, or such 3 Business Day period, as the case may be (the "Section 9 Notice") to the Demanding Stockholder and the consummation of such purchase shall take place pursuant to this Section 9(c).

           (ii) Unless otherwise agreed to by the parties, the consummation of any disposition of the Demanding Stockholder's Common Stock (the "Section 9 Closing") to each Demand Offeree pursuant to this Section 9 shall take place at Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 within 3 Business Days after the date of the Section 9 Notice. At the Section 9 Closing, each Demand Offeree shall deliver a certified or bank cashier's check or payment by wire transfer of federal funds in the appropriate amount to the Demanding Stockholder against the simultaneous delivery of certificates representing the Common Stock being purchased, duly endorsed and in proper form for transfer, free and clear of all liens, claims and encumbrances, except as provided by this Agreement.

           (iii) The obligation of the parties hereto to consummate the closing of any of the sales of Common Stock shall be subject to (A) the expiration or termination of any applicable waiting periods under the HSR Act, and (B) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the consummation of any such transaction then being in effect.

           (iv) Notwithstanding anything to the contrary contained herein, if
(A) any waiting period under the HSR Act applicable to the consummation of any such transaction pursuant to this Section 9 shall not have expired or been terminated, or (B) any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the consummation of any such transaction shall be in effect, in any case, as of the date specified in this Section 9 for the consummation of such transaction, such date shall be deemed to be 3 Business Days following the latest to occur of (x) the expiration or termination of the waiting period, (y) the expiration or termination of such order or injunction, and (z) the receipt of such material approvals; provided, however, that the closing for such transaction shall not be delayed more than 60 days after the date specified in this Section 9.

         10. Equitable Relief. It is hereby acknowledged that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed fully by the parties hereto in accordance with the terms specified herein, and that monetary damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties relying hereon in the event that the undertakings and provisions contained in this Agreement were breached or violated. Accordingly, each party hereto hereby agrees that each other party hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of the undertakings and provisions hereof and to enforce specifically the undertakings and provisions hereof in any court of the United States or any state having jurisdiction over the matter; it being understood that such remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

         11. Miscellaneous.
             -------------

         (a) Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be made in writing by personal-delivery, first-class mail (registered or certified, with return receipt requested), telecopier (with "answer back" confirmation), or overnight air courier guaranteeing next day delivery, to the address of such party appearing under its name on Annex I hereto (or to such other address as may be designated in writing by any party in accordance with this Section 11(a)). Such notices or communications shall be effective and deemed given upon delivery to said address.

         (b) Complete Agreement; Amendment. This Agreement constitutes the complete understanding of the parties with respect to its subject matter and supersedes any other agreement or understanding relating thereto and amends and restates the original Stockholders Agreement dated as of November 13, 1998. No amendment, change or modification of this Agreement shall be valid, binding or enforceable, unless the same shall be in writing and signed by each of the Stockholders.

         (c) Termination. This Agreement may be terminated (i) at any time by an instrument in writing signed by each of the Stockholders, or (ii) by any Stockholder upon the earliest of (A) the date which is 3 1/2 years after the Effective Date, (B) the date on which any Stockholder, together with its Affiliates, holds, in the aggregate, less than 5% of the Common Stock then outstanding, and (C) the date on which any Stockholder, together with its Affiliates, holds, in the aggregate, less than 50% of the Common Stock held by them on the Effective Date.

         (d) Waiver. No failure or delay on the part of any Stockholder in exercising any right, power or privilege hereunder, and no course of dealing among the Stockholders, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights and remedies which any Stockholder would otherwise have.

         (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

         (f) Governing Law; Waivers. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the federal or New York State courts located in the County of New York, State of New York. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 11(a) hereof. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.

         (g) Benefit and Binding Effect. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including any permitted transferee of their shares of Common Stock pursuant to Section 1(c)(i) hereof. Notwithstanding anything to the contrary contained herein, none of Whippoorwill's rights or obligations hereunder shall apply with respect to any account which is in the process of liquidating, winding up or terminating, which accounts own in the aggregate not more than approximately $4,600,000 in Claims. References herein to a Stockholder shall include such Stockholder and any of its successors and assigns pursuant thereto.

         (h) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         (i) After-Acquired Shares. All of the provisions of this Agreement shall apply to all of the shares of capital stock of Barneys now owned either directly or indirectly or which may be issued to or acquired by a Stockholder either directly or indirectly in consequence of any additional issuance (including, without limitation, by exercise of a right, option or warrant), purchase, exchange, conversion or reclassification of stock, corporate reorganization, or any other form of recapitalization, consolidation, merger, stock split or stock dividend, or which are acquired either directly or indirectly by a Stockholder in any other manner.

         (j) Approvals and Consents. The Stockholders hereby agree, for themselves, their successors, heirs and legal representatives, to vote at stockholders' and Board meetings of Barneys, to prepare, execute and deliver or cause to be prepared, executed and delivered such further instruments and documents, to take such other actions and to adopt such by-laws and provisions of the certificate of incorporation as may be reasonably required to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on March 27, 2000, effective as of the date first written above.

                            BAY HARBOUR MANAGEMENT L.C.,
                            for its Managed Accounts




                             By: /s/ Steven Van Dyke
                                --------------------------------------
                             Name:   Steven Van Dyke
                             Title:  Principal and Portfolio
                                     Manager


                             WHIPPOORWILL ASSOCIATES, INC., as agent and/or general partner for its discretionary accounts



                            By: /s/ David Strumwasser
                                --------------------------------------
                                Name:  David Strumwasser
                                Title: Managing Director

                                     ANNEX I
                                     -------

Stockholders
------------

If to Bay Harbour, to it at the following address:

           Bay Harbour Management L.C.
           885 Third Avenue, 34th Floor
           New York, New York 10022
           Attention:  Douglas P. Teitelbaum
           Telecopier:  (212) 371-7497
           Telephone Confirmation:  (212) 371-2211

with a copy to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York 10153
           Attention:   Ted S. Waksman, Esq.
           Telecopier:  (212) 310-8007
           Telephone Confirmation:  (212) 310-8000

If to Whippoorwill, to it at the following address:

           Whippoorwill Associates, Inc.
           11 Martine Avenue
           White Plains, New York 10606
           Attention:  David A. Strumwasser
           Telecopier:  (914) 683-1242
           Telephone Confirmation:  (914) 683-1002

with a copy to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York 10153
           Attention:   Ted S. Waksman, Esq.
           Telecopier:  (212) 310-8007
           Telephone Confirmation:  (212) 310-8000

or to such other address as any of the parties hereto shall have specified by notice in writing to the others.